Exhibit 16.1

May 20, 2016

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

RE: Meridian Waste Solutions, Inc.

We have read the statements that we understand Meridian Waste Solutions, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

/s/ D’Arelli Pruzansky, P.A.
Certified Public Accountants